AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (the "Agreement") is effective as of July 15, 1996 and is made between TOWN & COUNTRY CORPORATION, a Massachusetts corporation (the "Company"), and FRANCIS X. CORRERA (the "Employee"). This Agreement amends and restates the Executive Employment Agreement dated as of February 28, 1994 between the Company and the Employee.

I.   EMPLOYMENT

     The Company agrees to employ the Employee and the Employee agrees to continue to serve the Company upon the terms and conditions set forth in this Agreement for the period commencing on July 15, 1996 and ending on February 28, 2001 (the "Term"). The Employee agrees during the Term to devote substantially all of his time and best efforts to the business and affairs of the Company and to the performance of his duties under this Agreement provided, however, that this Agreement shall not prevent the Employee from acting as a consultant to other business entities from time to time, including for the entity specifically identified in Section VI(f), so long as such consulting activities do not require the Employee to devote more than ten percent (10%) of his actual working time during the Company's normal business hours to said consulting activities. The Employee may devote as much time as he desires to consulting activities during off hours, weekends, holidays and vacations.

     The Employee shall serve, during the Term, as President of the Fine Jewelry Division and in such other senior executive management position(s) with the Company and any subsidiary of the Company as the Board of Directors of the Company may determine from time to time. The Employee shall report to the Board of Directors of the Company.

II.  COMPENSATION

     (a) Base Salary. The Company agrees to pay the Employee an annual base salary (the "Base Salary") of Four Hundred Fifty Thousand Dollars ($450,000.00) beginning July 15, 1996 and each fiscal year thereafter during the Term, provided, however, that the Company's Board of Directors may request that the Employee voluntarily reduce his Base Salary.

     (b) Company Stock Options. If the Employee voluntarily agrees to reduce his Base Salary, then for each twelve month period during which such reduction is in effect the Employee will receive a stock option (which shall be, to the extent possible, an "incentive stock option" under the Internal Revenue Code) for the purchase of shares of common stock $.01, par value, of the Company (the "Common Stock"), in the amount of shares equal to the quotient of (i) the amount of the reduction, divided by (ii) the fair market value of the Common Stock at the time that such reduction becomes effective.

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     (c) Annual Bonus. During the Term, the Employee shall receive an annual bonus payment of up to a maximum of one-hundred percent (100%) of his base salary.

     The annual bonus shall be determined for each year of the Term based on a formula to be more specifically defined by the Compensation Committee of the Board of Directors but providing for a bonus of at least 25% for achieving a minimum of a twelve percent return on invested capital. The annual bonus or any proration thereof shall be paid at the earlier of: (a) completion of the audit of the Company's financial statements with respect to the bonus period by its independent accounting firm, or (b) May 15 of the following fiscal year.

     (d) Transaction Fee. Upon the sale or merger of all or substantially all of the assets or stock of L.G. Balfour Company, Inc. in lieu of the fee previously provided, the Company shall promptly pay to the Employee the amount of $150,000 (the "Retained Split Dollar Amount") by contribution to the Split Dollar Plan (as hereinafter defined).

     (e) Expenses. During the Employee's employment pursuant to this Agreement, the Employee is authorized to incur reasonable expenses in accordance with the policies and procedures established by the Company from time to time generally for its senior executive officers in connection with and for the promotion of the business of the Company (including, but not limited to, expenses for meals, lodging, transportation, telephone and entertainment) as are incurred from time to time by Employee. The Company shall reimburse the Employee for all such expenses upon proper accounting therefor in accordance with Company policy.

     (f) Automobile. The Company shall provide Employee with the sole and exclusive use of an automobile. A new automobile shall be provided at the commencement of the Term as a replacement for the automobile which was provided to Employee for his use immediately preceding commencement of this Agreement. On or before three (3) years thereafter, the Company shall provide a new automobile of equivalent grade. Employee shall have the right to purchase the automobile provided at the commencement of the Term from the Company upon its replacement at its then depreciated book value, or if a leased automobile the depreciated book value as if the Company had purchased it at the beginning of the lease term.

     (g) Employee Benefit Plans. The Employee shall be eligible to participate in all employee benefits plans maintained generally by the Company from time to time for the benefit of its senior executive officers.

     (h) Vacation. The Employee shall be entitled to paid vacations of such duration and at such time or times as shall be deemed reasonable by the Board, but not less than four (4) weeks per fiscal year. In addition, the Employee shall be entitled to all paid holidays given by the Company generally to its senior executive officers.

     (i) Perquisites. The Employee shall be entitled to receive all perquisites and fringe benefits consistent with the practice of the Company generally for senior executive officers.

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

     (j) Responsible Party. The parties to this Agreement expressly acknowledge and agree that Town and Country Fine Jewelry Group, Inc., the Company's wholly owned subsidiary, shall be responsible for paying to the Employee the compensation set forth in this Section II and in Section III and that it shall also be responsible for the costs of the benefits to be provided to the Employee as set forth in this Section II and in Section III.

     (k) Split Dollar Insurance Policy. The Company has established and will maintain a split dollar life insurance arrangement in the aggregate face amount of $3,000,000 under a program reasonably selected by the Employee (the "Split Dollar Program"). The Company hereby agrees to pay $750,000 into said Split Dollar Program at the time of execution hereof.

III. TERMINATION

     (a) Termination With Cause. The Company may terminate Employee's employment pursuant to this Agreement upon written notice "With Cause."

          (1)  Definition.  "With Cause" shall be defined as follows:

               (i) The Employee's deliberate and continued failure to substantially perform his duties under this Agreement after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes the Employee has not substantially performed his duties and the Employee fails to correct or cure the situation after being given a reasonable time (not to exceed thirty (30) days) to do so; or

               (ii) The Employee's willful misconduct which is materially injurious to the Company, monetarily or otherwise (which includes but is not limited to any act of willful dishonesty by the Employee to the Board of Directors or any committee of the Board of Directors or the conviction of the Employee for any felony). For purposes of this subparagraph (ii), an act or failure to act on the Employee's part shall be considered "willful" only if done, or omitted to be done, by him in bad faith and with reasonable belief that his actions or omission was not in the best interests of the Company.

     (2) Notice. The Employee shall not be deemed to have been terminated With Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board of Directors. The Board of Directors shall provide reasonable notice to the Employee and an opportunity for him, together with his counsel, to be heard before the Board of Directors prior to the Board's final decision regarding termination With Cause.

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

     (3) Compensation. Upon termination of the Employee's employment by the Company With Cause, the Company shall have no further obligations under Section II, except that:

               (i) The Company shall pay the Employee his salary and accrued vacation through the date of termination and any benefits under Section II(e), (f), (g) or (i) accrued but unpaid as of the date of termination; and

               (ii) The Company shall pay the Employee a pro rata allocation of any annual bonus earned prior to the effective date of termination, determined, calculated and paid in accordance with the requirements of Section II(c).

     (b) Termination Without Cause. The Company may terminate the Employee's employment upon written notice for reasons other than With Cause. Upon termination of the Employee's employment by the Company for other than With Cause, the Company shall have no further obligations under Section II, except that:

               (i) The Company shall pay the Employee his salary and accrued vacation through the date of termination and any benefits under Section II(e), (f), (g) or (i) accrued but unpaid as of the date of termination;

               (ii) The Company shall pay the Employee a pro rata allocation of any annual bonus earned prior to the effective date of termination, determined, calculated and paid in accordance with the requirements of Section II(c);

               (iii) in lieu of any further payment of salary or annual bonus, the Company shall pay as severance an amount equal to the product of (A) an amount equal to the sum of the annual base salary then in effect plus fifty percent (50%) of the highest annual bonus compensation paid to the Employee or accrued by the Employee during the Term multiplied by (B) the greater of three (3) years or the number of years (including a fraction for that portion of any partial year remaining) that would remain in the Term if the Agreement had not been terminated. The severance payments shall, at the option of the Employee, be paid: (1) in equal monthly installments over the remaining Term of the Agreement; or
                      (2) be paid in a lump sum upon the effective date of termination, in an amount discounted to present value;

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

               (iv) The Company shall provide the Employee with the opportunity to purchase the automobile provided pursuant to Section II(f) at its depreciated book value as of the date of termination; and

               (v) The Company shall continue to maintain for the benefit of Employee and his family at Company expenses the same health insurance coverage in effect for the Company's employees as of the termination date, and shall keep in force at its own expense any life insurance previously provided by the Company on the life of the Employee for which the Employee has the right to designate the beneficiary, which health and life insurance coverage shall be maintained until the earlier to occur of the expiration of the Term of this Agreement or Employee obtaining other employment through which he is entitled to obtain equivalent health and life insurance benefits without additional cost to himself.

               (vi) All stock options granted pursuant to the Option Agreement shall, at the Employee's election, be accelerated to and fully vested as of the date of termination, and all stock options granted pursuant to any stock option agreement shall, at Employee's election, be accelerated to and fully vested as of the date of termination and shall be deemed amended to permit exercise for the full remaining term thereof as if no such termination had occurred (or 90 days, if longer).

               (vii) The Company shall eliminate the collateral assignment on the Split Dollar Life Insurance policy(s) maintained under the Split Dollar Plan and transfer to the Employee the Company's portion of the policy's cash surrender value.

     (c)       Termination of Employment by Employee With Good Reason.

The Employee may terminate his employment With Good Reason at any time.

          (1) Definition. For purposes of this Agreement, "With Good Reason" shall be defined as:

               (i) Any change in control of the Company, including the sale of a substantial portion of the assets or stock of the Company to a third party;

               (ii)   The Employee's removal as President of the Fine Jewelry

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

                      Division or any other change in the composition of the Board of Directors of the Company which results in the removal, resignation or replacement of twenty-five percent (25%) or more of the directors other than with the concurrence of a majority of the Directors previously in office;

               (iii) Any assignment to the Employee of any duties other than those reasonably requested by the Board of Directors and other than those consistent with the duties normally associated with the positions described in Section I hereof;

               (iv) Any reduction in the Employee's base salary, or any other failure by the Company to provide the compensation agreed to pursuant to Section II of this Agreement; or

               (v)    Any material breach of this Agreement by the Company.

          (2) Notice. The Employee shall provide sixty (60) days' prior written notice to the Company of termination With Good Reason. Before a termination With Good Reason can occur, the Employee must deliver notice to the Company specifically identifying the manner in which the Employee believes the Company has acted as described in Section III(c) (1) (i), (ii), (iii), (iv), or (v) above and the Company either (a) fails to correct or cure the situation after being given a reasonable time to do so or (b) accelerated the date of termination. After receiving a notice from the Employee of termination With Good Reason, the Company may, at its option, accelerate the Employee's date of termination. Such acceleration shall not be deemed a termination of the Employee by the Company. "Reasonable time" for cure as used in this paragraph shall not exceed thirty (30) days unless the Company disputes the Employee's contention that the Company has acted as described in Section III(c) (1) (i), (ii), (iii),
(iv) or (v). In the event that the Company disputes the Employee's contention as aforesaid, the Company shall have the right to submit the dispute for resolution to the AAA pursuant to Section VIII hereof, provided that the Company file its claim within the thirty (30) day cure period. Reasonable time to correct or cure the situation which the Employee contends falls within Section III(c) (1) (i),
(ii), (iii) or (iv) shall, if a timely claim is filed, extend up to and through the decision of the AAA (as hereinafter defined) and for fifteen (15) days thereafter.

          (3) Compensation. Upon termination of his employment With Good Reason, the Employee shall receive the same compensation provided for in Section III(b) hereinabove.

     (d) Termination of Agreement by Employee Without Good Reason. Employee may terminate his employment Without Good Reason.

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

          (1) Definition. "Without Good Reason" shall be defined as any termination other than one which is With Good Reason as defined in Section III
(c) (1) hereinabove, and other than a termination which results from the Employee's disability, as defined in Section III(f) hereinafter.

          (2) Notice. The Employee shall provide the Company with six (6) months' prior written notice of termination Without Good Reason. After receiving a notice from the Employee of termination Without Good Reason, the Company may, at its option, accelerate the Employee's date of termination. Such acceleration shall not be deemed a termination of the Employee by the Company.

          (3) Compensation. Upon termination of his employment Without Good Reason, the Employee shall receive the same compensation provided for in Section III(a) (3).

     (e) Continuation of Medical Benefits. With respect to any termination of the Employee's employment other than for gross misconduct, the Employee shall be eligible to continue to participate at the Employee's expense in the Company's health insurance plan for a period of sixty (60) months from the date of termination.

     (f) Disability. In the event that the Employee shall become disabled (as hereinafter defined), the Company shall have the right to terminate the Employee's employment upon written notice. In such event, the Company shall pay the Employee twelve (12) months' salary at the rate then applicable to the Employee and the Employee shall continue to participate in all employee benefit plans on the same basis as if he were employed for that twelve (12) month period, to the extent permitted by the applicable health and life plan and the applicable law, and the Company shall continue to provide at its expense the insurance called for in Section II(g) and (i) hereof. For purposes of this Agreement, the Employee shall be considered disabled on the date when any physical or mental illness or other incapacity shall, in the judgment of a majority of the members (other than the Employee) of the Board of Directors, after consulting with or being advised by one or more physicians (it being understood that one of such physicians may be the Employee's physician but that the Board shall not be bound by his views), have prevented the performance in a manner reasonably satisfactory to the Company of the Employee's duties under this Agreement for a period of twelve (12) consecutive months. The Employee shall provide to the Company or to a physician designated by the Company such evidence of disability or incapacity as the Company shall reasonably request.

     (g) Death. This Agreement shall automatically terminate upon the death of the Employee. The Company shall have no further obligations under Section II, except that the Company shall pay to the Employee's estate any salary and accrued vacation and all benefits accrued but unpaid as of the date of Employee's death, all benefits established for or concerning the death of the Employee, and all stock options previously vested in Employee.

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

     (h) Severance Upon Expiration of this Agreement. Upon expiration of this Agreement, if the parties do not agree upon a new employment contract and if the Employee's employment with the Company subsequently terminates, the Company shall provide the following severance package to the Employee:

          (1) An amount which is equal to twice the average of the total base salary, in the amounts set forth herein prior to any salary reduction, and bonus compensation earned by Employee in the two fiscal years immediately preceding termination; payable at the option of Employee in twenty-four (24) equal monthly installments commencing on the termination date or in a lump sum (discounted to present value) payable on the termination date; and

          (2) Continuation of medical benefits at the Company's expense until the earlier to occur of Employee's employment with another person or entity or the expiration of five (5) years from the termination date.

          (3) Thirty days after the expiration of the term of this Agreement, and provided that the Company has fully performed all of its obligations to the Employee under this Agreement: (i) the Company shall be entitled to the return from the insurer of the principal amount of each Split Dollar Payment made by the Company other than the Retained Split Dollar Amount, and (ii) upon such return, the Company shall eliminate the collateral assignment on the split-dollar life insurance policy(s) maintained under the Split Dollar Plan. In the event that the Company breaches any of its termination/severance obligations to the Employee under this Agreement, the Employee shall be entitled to (A) the immediate elimination of the collateral assignment of the split-dollar policy(s) under the Split Dollar Plan, and (B) the immediate transfer by the Company of the Company's portion of the policy's cash surrender value (including all Split Dollar Payments previously made).

IV.  REPRESENTATION OF THE EMPLOYEE

     The Employee represents and warrants to the Company that this Agreement constitutes a valid and binding obligation enforceable to the best of his knowledge against him in accordance with its terms, that his obligations under this Agreement are not in conflict with his obligations and liabilities to any other person, firm or corporation, and that there are no liabilities or claims pending or threatened against him which might prevent him from performing any of his obligations under this Agreement in any material respect.

V.   NON-DISCLOSURE COVENANT

     The Company and the Employee understand and acknowledge that in order to enable the Employee to properly perform his duties under this Agreement, the Company must and will necessarily entrust the Employee with trade secrets and confidential information including, without limitation, trade secrets and confidential information relating to product technology engineering and production methods, processes and techniques, know-how, pricing policies, market studies and strategies, customer lists, special needs and characteristics of the Company's customers, and other aspects of the Company's business. The Company and the


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

Employee understand and acknowledge that the development and/or acquisition of trade secrets and confidential information are the results of great effort and expense on the part of the Company, that trade secrets and confidential information are critical to the success and survival of the Company and that the disclosure or use of trade secrets and confidential information would cause the Company irreparable harm and that the Employee, in entering this Agreement, is fully aware of the Company's need to protect trade secrets and confidential information.

     Employee agrees that, both during the Term and thereafter, he will not use for his own benefit nor disclose to third persons any trade secrets and/or confidential information, except to the extent that such trade secrets and/or confidential information (a) were known to Employee prior to his employment by the Company, (b) are authorized in writing by the Company to be used or disclosed, (c) were in or became part of the public domain (other than through the Employee in breach of this provision), or (d) were required to be disclosed by a court or governmental agency.

     The Employee acknowledges and agrees that the Company's remedies at law will be inadequate in case of any breach by the Employee of his obligations under this Section V, that any breach will cause irreparable injury to the Company within a short period of time, and that the Company shall therefore be entitled to preliminary injunctive relief and other injunctive relief against any such breach, in addition to such other legal and equitable remedies which the Company may have.

VI.  NONCOMPETITION AGREEMENT

     (a) Noncompetition. During the Employee's employment with the Company under this Agreement or otherwise, and for a period of two (2) years after the date of termination of such employment (the "Termination Date"), the Employee will not, anywhere in the United States or any territory or possession thereof or in any foreign country in which the Company was active as of the date of the termination of such employment: (a) compete with the Company, or any other entity controlled by the Company (each, an "affiliate"), in the Jewelry Business (as hereinafter defined); or (b) otherwise interfere with, disrupt or attempt to interfere with or disrupt the relationship between the Company or any affiliate and any customer, supplier, lessor, licensor, manufacturer, contractor, designer or employee of the Company or any affiliate on or within two years prior to the Termination Date. This Section VI shall have no effect if the employment of the Employee is terminated by the Company during the Term Without Cause or is terminated by the Employee with Good Reason.

     (b) "Compete". The term "compete" as used in this Section VI means directly or indirectly, or by association with any entity or business, either as a proprietor, partner, employee, agent, consultant, director, officer, stockholder (other than of a corporation whose stock is listed on a national securities exchange, provided that the Employee at no time owns directly or indirectly more than nine and nine-tenths percent (9.9%) of the outstanding voting securities of any class of any such corporation).

     (c) "Jewelry Business". The term "Jewelry Business" as used in the Section VI means (i) any business in which the Company or any affiliate or subsidiary is engaged on the Termination Date and (ii) any business in which the Company or any affiliate is actively planning to become engaged on the Termination Date and in connection with the planning of which the Employee has had significant involvement provided, however, that the Jewelry Business shall not include any business that does not conduct its business primarily through the same channels of distribution as does the Company on the Termination date.

     (d) Enforcement. The Employee acknowledges that the Company will suffer irreparable harm and substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of the Employee's obligations under this Section VI. The Employee therefore agrees that the Company shall be entitled (in addition to and not in lieu of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the breach of this Section, and the Employee specifically submits himself to the jurisdiction and venue of the courts of The Commonwealth of Massachusetts for the purposes of any such action.

     (e) Termination of Obligation. If the Company fails to make any material payment called for under this Agreement within (30) days of the date on which payment is due or fails to perform any other material obligation when such performance is due, and further fails to cure the nonpayment or nonperformance within fourteen (14) days thereafter, upon receipt of written notice and demand, the Employee's obligations under Section VI shall terminate, and Employee shall thereafter be free to work, conduct business or otherwise render services with any person or organization.

     (f) Notwithstanding any of the foregoing provisions contained in this
Section VI, the Company expressly acknowledges and agrees that the Employee shall be permitted to act as a consultant to L.G. Balfour Company, Inc., both during and at any time following his employment by the Company pursuant to this Agreement, without being in violation of the provisions of this Section VI.

VII. KEY MAN INSURANCE

     The Employee agrees to take such actions as may be reasonably required to permit the Company to maintain key person life insurance on the Employee's life in such amounts and for such periods of time as the Company deems appropriate, with all benefits being payable to the Company. Upon payment by the Employee of the cash surrender value, if any, of such policy and any paid but unearned premiums for such policy, the Company will assign such policy to the Employee upon termination of the Employee's employment with the Company.

VIII.     ARBITRATION

     Any and all disputes arising out of this Agreement shall be resolved by the American


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

Arbitration Association ("AAA"). Such arbitration shall take place in Boston, Massachusetts, and shall be conducted by three arbitrators in accordance with the then existing Rules of the American Arbitration Association. The costs of such arbitration (excluding each party's legal fees and expenses) shall be shared equally by the parties thereto unless the arbitrators shall expressly determine otherwise.

IX.  MISCELLANEOUS.

     (a) Assignment. This Agreement involves the rendering of unique personal services by the Employee and may not be assigned by the Company or the Employee, except that, in case of any merger or consolidation involving the Company or the sale or exchange by the Company of all or a substantial part of its business or assets, the Company shall have the right to assign this Agreement to the surviving, resulting or transferee corporation, in case of a merger or consolidation or to the transferee corporation in case of a sale or exchange, subject to the requirements of Section IX(b) of this Agreement. This Agreement and all the rights and benefits due to the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributee, devisees and legatees.

     (b) Successors. In connection with any successor transaction, the Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets, the Company, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain the successor's agreement specified in this paragraph shall be a breach of this Agreement and shall entitle the Employee to all compensation, stock options and other benefits from the Company in the same amount and on the same terms he would be entitled to hereunder if he terminated his employment With Good Reason. For purposes of implementing the foregoing, a date of at least seven (7) days prior to the date on which any such succession becomes effective shall be deemed the date of termination in the event that the Company fails to comply with its obligation to obtain an agreement from its successor prior to that date as specified herein.

     (c) Modification. This Agreement shall not be modified or amended except in writing signed by both the Company and the Employee.

     (d) Notices. Any notices required to be given hereunder shall be deemed sufficiently given when sent by registered mail or certified mail to the Company at 25 Union Street, Chelsea, Massachusetts 02150 and to the Employee at Town & Country Corporation, 25 Union Street, Chelsea, Massachusetts 02150 or as either party may hereafter communicate to the other by notice given as herein prescribed.

     (e) Severability. If any provision of this Agreement or its application to any person


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

or circumstance is invalid or unenforceable, then the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby.

     (f) Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to such subject matter between the parties.

     (g) Governing Law. This Agreement shall be interpreted and enforced in accordance with, and shall be governed in all respects by, the laws of The Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) set forth below.


                                   TOWN & COUNTRY CORPORATION

                                   By:  /s/ William Schawbel
                                        _______________________________
                                        Title: Interim President



                                        /s/ Francis X. Correra
                                        _______________________________
                                        Francis X. Correra